AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to the Membership Interest Purchase Agreement (“Amendment”) is made and entered into as of September 6, 2017, by and between Rocky Mountain Pipeline System LLC, a Texas limited liability company (“Seller”) and HEP SLC LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is referred to herein individually as a “Party” and collectively as the “Parties”. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth for such terms in the Purchase Agreement (as defined herein).

WHEREAS, the Parties entered into that certain Membership Interest Purchase Agreement dated as of August 7, 2017 (the “Purchase Agreement”) and now desire to amend the Purchase Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.	Amendment.
a.    HSR Matters. The Parties agree that the second sentence in Section 8(c)(i)(1) is hereby deleted and the following sentence is inserted in its place:
“In furtherance of the foregoing, the Parties agree (A) that as promptly as reasonably practicable following the execution of this Agreement, but in no event later than September 20, 2017, shall make all filings as required by the HSR Act; and (B) to comply at the earliest practical date with any request for information, whether voluntary or compelled, from a governmental authority in respect of the HSR Act filing or related proceeding.”

b.    Outside Date. The Parties agree that Section 10(a)(v) is hereby amended by deleting “the date that is 90 days after the date of this Agreement” and replacing it with “November 19, 2017”.

2.
No Further Amendment. Except as specifically provided in this Amendment, the Purchase Agreement shall remain in full force and effect pursuant to the terms and conditions thereof. The Parties hereby ratify and confirm the Purchase Agreement as hereby amended. All references to the Purchase Agreement shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

3.
Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile or .pdf signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective, duly authorized representatives as of the day and year first above written.

SELLER: ROCKY MOUNTAIN PIPELINE SYSTEM LLC By: /s/ Willie Chiang Name: Willie Chiang Title: Executive Vice President and COO (US)
BUYER: HEP SLC LLC By: /s/ George Damiris Name: George Damiris Title: Chief Executive Officer and President

(Signature Page to Amendment to Membership Interest Purchase Agreement)